THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
    TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED NOVEMBER 5, 1999, AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE
TO, AND TENDERS WILL NOT BE ACCEPTED FROM, OR ON BEHALF OF, HOLDERS OF SHARES IN
  ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IF THE SECURITIES
 LAWS OF ANY JURISDICTION REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR
     DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF ALLIEDSIGNAL ACQUISITION CORP. BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER
                         THE LAWS OF SUCH JURISDICTION.

                           NOTICE OF OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              TRISTAR AEROSPACE CO.
                                       AT
                           $9.50 NET PER SHARE IN CASH
                                       BY
                         ALLIEDSIGNAL ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                ALLIEDSIGNAL INC.

    AlliedSignal Acquisition Corp., a Delaware corporation ("Offeror") and wholly owned subsidiary of AlliedSignal Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of TriStar Aerospace Co., a Delaware corporation (the "Company"), at a purchase price of $9.50 per share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 1999, and the related Letter of Transmittal (which together constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein.

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, DECEMBER 6, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) a minimum number of Shares which, when added to the Shares, if any, beneficially owned by Parent, its affiliates or Offeror (excluding Shares beneficially owned by Offeror by virtue of the Shareholders Agreement (as defined in Section 13 of the Offer to Purchase)) would constitute at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition") and (ii) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Sections 1 and 15 of the Offer to Purchase.

    The Offer is not conditioned on obtaining financing.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 31, 1999 (the "Merger Agreement"), by and among Parent, Offeror and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Offeror and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Offeror will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Pursuant to the Merger, each outstanding Share (other than (i) Shares owned by Parent, Offeror or any subsidiaries thereof or Shares held in the Company's treasury and (ii) Shares held by holders who have properly exercised their appraisal rights under the Delaware General Corporation Law) immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive the Offer Price, in cash, without interest thereon, less any required withholding of taxes, upon the surrender of certificates formerly representing such Shares.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE OFFER ARE FAIR TO AND ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF SHARES (THE "STOCKHOLDERS"), AND HAS RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER TO THE STOCKHOLDERS, AND THAT THE STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER AND, IF APPLICABLE, VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

    For purposes of the Offer, Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to Offeror and not withdrawn on or prior to the Expiration Date if, as and when Offeror gives oral or written notice to The Bank of New York (the "Depositary") of Offeror's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Offeror and transmitting payments to tendering Stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Stockholders, Offeror's obligation to make such payment will be satisfied, and tendering Stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, December 6, 1999 (the "Scheduled Expiration Date"), unless and until Offeror, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. In the Merger Agreement, Offeror has agreed that if all of the conditions to the Offer are not satisfied by the Scheduled Expiration Date then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date which is 35 business days after the commencement of the Offer, Offeror shall extend the Offer for one or more periods of not more than five (5) business days each if requested to do so by the Company; provided that Offeror shall not be required to extend the Offer beyond the date that is 35 business days from the date the Offer is commenced or, if earlier, the date of termination of the Merger Agreement in accordance with its terms. Otherwise, Offeror has agreed in the Merger Agreement that it will not, without the prior written consent of the Company, extend the period during which the Offer is open if all the Offer conditions have been satisfied, except that Offeror may, without the consent of the Company, extend the Offer as follows: (A) if on the Scheduled Expiration Date any of the Offer conditions shall not have been satisfied or waived, for one (1) or more periods but in no event past 45 business days from the date the Offer is commenced (unless the waiting, review and investigation periods under the HSR Act have not terminated or expired or required governmental consents have not been obtained in which case not past 60 business days from the date the Offer is commenced) (the "Termination Date"); (B) for such period as may be required by any rule, regulation, interpretation or position of the Securities Exchange Commission or the staff thereof applicable to the Offer; or (C) for one (1) or more periods (each such period to be for not more than three (3) business days and such extensions to be for an aggregate period of not more than five (5) business days beyond the latest expiration date that would otherwise be permitted under clause
(A) or (B) of this sentence) if on such expiration date there shall not have been tendered that number of Shares which would equal more than 90% of the issued and outstanding Shares. Offeror's rights to extend the Offer pursuant to the foregoing clauses (B) and (C) are subject to the Company's right to terminate the Merger Agreement if the Offer shall not have been consummated by the Termination Date. Subject to the foregoing restrictions, Offeror reserves the right (but will not be obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Offeror will exercise its right to extend the Offer.

    If the Minimum Condition, or any of the other conditions set forth in
Section 15 of the Offer to Purchase, has not been satisfied by 12:00 midnight, New York City time, on December 6, 1999 (or any other time then set as the Expiration Date), Offeror may elect to (1) subject to the qualifications above with respect to the extension of the Offer, extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (2) subject to complying with applicable rules and regulations of the Commission and the terms of the Merger Agreement (including obtaining, if required, the prior written consent of the Company), accept for payment all Shares so tendered and not extend the Offer or (3) subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering Stockholders.

    Offeror will not, without the prior written consent of the Company, (i) decrease the amount or change the form of consideration payable in the Offer,
(ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer, (iv) change any condition to the Offer or amend any other term of the Offer if any such change or amendment would be adverse in any respect to the holders of Shares (other than Parent or Offeror), or (v) amend or waive the Minimum Condition.

    Except as set forth above, and subject to the applicable rules and regulations of the Commission, Offeror expressly reserves the right, in its sole discretion, to amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. The reservation by Offeror of the right to delay acceptance for payment of, or payment for,

Shares is subject to the provisions of Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that Offeror pay consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. Offeror shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not Offeror exercises its right to extend the Offer.

    Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in Section 4 of the Offer to Purchase. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in
Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after January 3, 2000. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering Stockholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined below), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares and otherwise comply with The Depository Trust Company's procedures. An Eligible Institution is a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act.

    THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 14D-6(e)(1)(VII) OF THE GENERAL RULES AND REGULATIONS UNDER THE EXCHANGE ACT IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.

    The Company has provided Offeror with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's Stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Offeror's expense. Holders of Shares may also contact brokers, dealers, commercial bankers and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials.

                     The Information Agent for the Offer is:

                             Georgeson Shareholder
                              Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                Bankers and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free: (800) 223-2064

November 5, 1999


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